UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________________

FORM 8-K
_________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008

SIERRA HEALTH SERVICES, INC.
____________________________________________
(Exact name of registrant as specified in its charter)

Nevada	1-8865	88-0200415
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2724 North Tenaya Way
Las Vegas, Nevada 89128
(Address of principal executive offices including zip code)

(702) 242-7000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
____________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On February 25, 2008, in connection with the Merger (as defined in Item 5.01 below), Sierra Health Services, Inc. (“Sierra”) terminated its $250.0 million revolving credit facility (“Credit Facility”) scheduled to expire on June 26, 2011. Banc of America Securities LLC was serving as the sole lead arranger and book manager under the Credit Facility. The Credit Facility had covenants that limited Sierra’s ability and the ability of its subsidiaries to dispose of assets, incur indebtedness, incur other liens, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, make capital expenditures and otherwise restricted certain corporate activities.  Sierra’s ability to pay dividends, repurchase its common stock and prepay other debt was not limited, however, based on Sierra exceeding the required leverage ratio.  In addition, Sierra was required to comply with specified financial ratios as set forth in the Credit Facility.  At the time of termination, Sierra believes that it was in compliance with all of the covenants under the Credit Facility.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Merger (as defined in Item 5.01 below), Sierra has notified the New York Stock Exchange (the “Exchange”) that each outstanding share of Sierra common stock was converted in the Merger into the right to receive $43.50 in cash, without interest, and has requested that the Exchange file a notification of removal from listing on Form 25 with the U.S. Securities and Exchange Commission (the “Commission”) with respect to Sierra's common stock.  In addition, Sierra will file with the Commission a certification and notice of termination on Form 15 with respect to Sierra common stock, requesting that Sierra common stock be deregistered under Section 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”) and that the reporting obligations of Sierra under Sections 13 and 15(d) of the Exchange Act be suspended.

Item 3.03.  Material Modifications to Rights of Security Holders.

Pursuant to the Merger Agreement (as defined in Item 5.01 below) and in connection with the completion of the Merger, each outstanding share of Common Stock (except as described in Item 5.01 below) was converted in the Merger into the right to receive $43.50 in cash, without interest.  See the disclosure regarding the Merger and the Merger Agreement under Item 5.01 hereof for additional information.

Item 5.01. Changes in Control of Registrant.

On March 12, 2007, Sierra announced that it had entered into an Agreement and Plan of Merger, dated as of  March 11, 2007 (the “Merger Agreement”), with UnitedHealth Group Incorporated (“UnitedHealth Group”) and Sapphire Acquisition, Inc., an indirect wholly-owned subsidiary of UnitedHealth Group (the “Merger Sub”).  The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Sierra (the “Merger”), with Sierra continuing as the surviving company.

On Feburary 25, 2008  pursuant to the Merger Agreement, Merger Sub merged with and into Sierra, with Sierra continuing after the Merger as a wholly owned subsidiary of UnitedHealth Group.  Pursuant to the Merger Agreement, each issued and outstanding share of Sierra common stock (other than shares owned by UnitedHealth Group or Merger Sub, whose shares were cancelled), was converted into the right to receive $43.50 in cash, on the terms specified in the Merger Agreement.

The foregoing description of the Merger Agreement and the Merger is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to Sierra’s Current Report on Form 8-K filed with the Commission on March 13, 2007, and is incorporated herein by reference.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the consummation of the Merger and in accordance with the terms of the Merger Agreement, Sierra’s Certificate of Incorporation and Bylaws were amended, effective as of the effective date of the Merger, so that they read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the effective time of the Merger, except that Article First of the certificate of incorporation reads as follows: “The name of the Corporation is Sierra Health Services, Inc.”  Copies of the Amended Certificate of Incorporation and Amended and Restated Bylaws of the Company are attached as Exhibits 3.1 and 3.2 hereto and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits	Description
3.1	Amended Certificate of Incorporation
3.2	Amended and Restated Bylaws
99.1	Press Release, dated as of February 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIERRA HEALTH SERVICES, INC.
(Registrant)

Date: February 26, 2008	/s/ MARC R. BRIGGS
Marc R. Briggs
Senior Vice President of Finance
Chief Financial Officer and Treasurer